Exhibit 4.1

THE SECURITIES REPRESENTED BY THIS DOCUMENT AND THE SHARES ISSUABLE UPON CONVERSION THEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF BY THE HOLDER EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER THE SECURITIES ACT OR AN EXEMPTION THEREFROM AS CONFIRMED BY AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER THAT REGISTRATION IS NOT REQUIRED UNDER SAID SECURITIES ACT, PROVIDED THAT NO SUCH OPINION WILL BE REQUIRED IN CONNECTION WITH A SALE PURSUANT TO RULE 144 UNDER THE SECURITIES ACT IF THE HOLDER PROVIDES TO THE MAKER A CUSTOMARY REPRESENTATION LETTER.  HEDGING TRANSACTIONS INVOLVING THOSE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

SENIOR SECURED CONVERTIBLE PROMISSORY NOTE

$	, 2010

FOR VALUE RECEIVED, the undersigned TechniScan, Inc., a Delaware corporation (“Maker”), does hereby promise, in accordance with the Note and Warrant Purchase Agreement dated as of the date hereof (the “Purchase Agreement”), to pay to the order of                                              (together with his heirs,  successors and assigns, “Payee”) at the address of Payee set forth in the Purchase Agreement (or at such other place as Payee may designate from time to time in writing to Maker, in immediately available funds of official currency of the United States, the principal sum of                                 Dollars ($                  ), or so much as may be outstanding hereunder from time to time, together with interest thereon from the date of this Senior Secured Convertible Promissory Note (this “Note”), as provided herein.  Capitalized terms used and not otherwise defined herein have the meanings set forth in the Purchase Agreement.

This Note is one of a series of convertible promissory notes of like tenor and ranking (except as otherwise provided in the Purchase Agreement and the Security Documents) (collectively, the “Notes”) made by Maker in favor of certain investors (collectively, the “Investors”).  This Note is one of the Second Lien Notes referenced in the Purchase Agreement.

By acceptance of this Note, Payee agrees that it will promptly deliver and surrender this Note (or a lost Note affidavit in the form attached hereto as Exhibit A) to Maker upon full payment thereof.

1.             Principal Balance.  This Note evidences a loan up to the maximum principal sum specified above, less the aggregate amount of all principal repayments made under this Note by Maker to Payee.

2.             Interest Rate.  Interest shall be payable on the unpaid principal balance of this Note, as the same may exist from time to time, from the date of issuance until paid or converted in full, in accordance with the terms herein and shall be payable (i) on the Maturity Date (as defined below), (ii) on any earlier date of payment or conversion of principal (in whole or in part and, if in part, as to the portion paid or converted) and (iii) following the Maturity Date or any earlier date of demand for payment or conversion of principal in accordance with the terms hereof (each, an “Initial Interest Payment Date”), on the last day of each calendar quarter (each of the foregoing an “Interest Payment Date”), provided that if any such day is not a business day, the interest payment due on such date shall be payable on (and shall include interest accrual through) the next succeeding business day.  Interest accruing on any portion of the principal of this Note (from the date of issuance hereof) as to which Maker does not timely satisfy its payment or conversion obligations in accordance with the terms hereof shall at the option of Payee be paid in additional Notes (each of which, if Payee is a Priority Investor, shall be a First Lien Note) having terms identical to this Note (and providing for immediate effectiveness of all provisions hereof that are applicable hereunder on or after the Maturity Date), provided that Maker shall have the right to satisfy the interest accrued through the Initial Interest Payment Date in cash, provided that timely payment is made, notwithstanding any exercise of such option by Payee. Payee may with respect to any Interest Payment Date after the Initial Interest Payment Date elect payment of interest in additional Notes even if cash payment of such interest is tendered by Maker.  Interest shall accrue on the unpaid principal balance hereof at the rate of 10% per annum from and including the date hereof to but excluding the Maturity Date.  Interest shall accrue on any principal balance that is not paid on the earlier of the Maturity Date and the date of an Event of Default shall accrue at the rate of 24% per annum (the “Default Rate”) from and including the Maturity Date or the date of such Event of Default to but excluding the date of payment.  Notwithstanding the foregoing, if any portion of the unpaid principal balance of this Note is converted into shares (“Shares”) of Maker’s common stock, par value of $0.001 per share (“Common Stock”) pursuant to the terms hereof, interest shall be payable with respect to such principal portion at the rate of 12% per annum from and including the date hereof to but excluding the earlier of the Maturity Date and the date of conversion, provided that any principal amount that is not converted on or prior to the earlier of the Maturity Date and the date of an Event of Default shall be payable at the Default Rate from and including the Maturity Date or the date of such Event of Default to but excluding the date of conversion.  In no event, however, shall interest be payable at a rate higher than the highest rate permitted by applicable law.  Interest on the principal balance outstanding will be calculated on the basis of the actual number of days elapsed over an assumed year consisting of 365 days, to the date of receipt by Payee at the place of payment designated herein of any interest and/or principal.

3.             Payment Terms.  Any outstanding principal balance and accrued unpaid interest shall be paid to Payee in full no later than September 30, 2010 (the “Maturity Date”).

4.             Conversion Rights.

(a)           In the event Maker consummates a Qualified Financing, Maker shall provide notice (“Maker’s Notice”) to Payee within three business days after the first closing of the Qualified Financing and within three business days after each subsequent closing of the Qualified Financing, and Payee shall, without limitation of Payee’s rights under the remaining provisions of this Section 4, have the right by notice to Maker to elect in connection with each such closing to: (i) convert the principal amount of this Note and accrued and unpaid interest thereon (the “Convertible Amount”) in whole or in part into QF Securities (as defined below) at the same price and on the same terms as other investors in the Qualified Financing in lieu of having Maker repay this Note pursuant to Section 3 above; (ii) require Maker to immediately repay any portion of the unconverted principal amount of this Note and pay accrued and unpaid interest thereon to the date of payment (the “Payoff Amount”); and/or (iii) continue to hold the portion of this Note that is not required to be converted or repaid.  For purposes herein, a “Qualified Financing” shall mean the sale by Maker of either Shares and/or other securities that are convertible into or exercisable for Shares (collectively, “QF Securities”) for cash for investment purposes, pursuant to which Maker receives gross proceeds (subject only to customary selling commissions and transaction expenses) of not less than FIVE MILLION DOLLARS ($5,000,000) at the first closing thereof (of which a majority of the amount invested at such first closing and in the aggregate must be invested by persons unaffiliated with Maker).  For the avoidance of doubt, if Payee elects to convert any portion of the Convertible Amount pursuant to clause (i) above, Payee shall be entitled to receive the number and type of QF Securities as would be received in exchange for a cash investment in the Qualified Financing equal to the Convertible Amount and shall be entitled to retain the warrants being acquired by Payee pursuant to the Purchase Agreement.  If Payee does not provide written notice to Maker of Payee’s election to covert any portion of the Note in accordance with clause (i) above or have Maker repay any unconverted portion of this Note in accordance with clause (ii) above within 20 days of receipt of Maker’s Notice, Payee shall be deemed to have elected to continue to hold such unpaid and unconverted portion of this Note as provided in clause (iii) above, in which event Maker shall repay Payee pursuant to Section 3 or as otherwise provided herein.  Maker shall deliver to Payee the applicable number and type of QF Securities within three Trading Days of receipt of Payee’s election pursuant to clause (i) above and shall deliver to Payee the Payoff Amount within five business days of receipt of Payee’s election pursuant to clause (ii) above.  No fractional QF Securities will be issued in connection with any conversion of the Conversion Amount, but instead will be rounded up to the nearest whole QF Security.  The date notice of conversion of all or any portion of the Note is given by Payee to Maker (pursuant to this Section 4(a) or as elsewhere provided in the Note) is referred to as the “Conversion Date”.

(b)           The Convertible Amount is convertible at any time at the option of Payee by notice to Maker into that number of Shares equal to the Convertible Amount divided by $0.67, subject to adjustment as provided in the remaining provisions of this Note (the “Conversion Price”).  The Shares or other securities into which this Note is convertible (and any Shares issued upon conversion or exercise of any such other securities) are referred to as the “Conversion Securities”.  Except in connection with a Qualified Financing, Payee may elect to convert this Note in part under any provision hereof permitting conversion and may elect multiple conversions, provided that Payee shall not without Maker’s consent be permitted to convert less than the lesser of (i) $100,000 in principal and (ii) the remaining unconverted principal amount of this Note, in each case together with all accrued and unpaid interest on such principal amount to be converted.

(c)           Beginning on the day following the Maturity Date, in the event that the Maker’s Shares, on the Trading Day prior to any Conversion Date, closed at a price per Share that is lower than ten percent (10%) higher than the then applicable Conversion Price, then Payee shall have the right exercisable by notice to Maker to convert the Convertible Amount into Shares at the lower of the then applicable Conversion Price and a price per Share that is twenty percent (20%) lower than the arithmetic mean of the three lowest prices at which any Shares are traded during ten consecutive Trading Days ending on the Trading Day prior to the Conversion Date (or, if the Shares did not trade on any such Trading Day, the arithmetic mean of the three lowest prices at which any Shares are traded during the most recent ten Trading Days on which the Shares traded, provided that no Trading Day that is more than 20 Trading Days prior to the Conversion Date shall be taken into account).  If there has been no trading in the Shares during the 20 Trading Days prior to the Conversion Date, in the event that the Maker’s Shares, on the Trading Day prior to the Conversion Date, closed at a price per Share that is lower than ten percent (10%) higher than the then applicable Conversion Price, then Payee shall have the right exercisable by notice to Maker to convert the Convertible Amount into Shares at the lower of the then applicable Conversion Price and a price per Share that is twenty percent (20%) lower than the fair market value of one Share as determined in good faith by the Board and the Lead Investor.  As used herein, “Trading Day” means (i) a day on which the Common Stock is traded on a national securities exchange or quoted on the OTC Bulletin Board, or (ii) if the Common Stock is not traded on a national securities exchange or quoted on the OTC Bulletin Board, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices) or in the “pink sheets”; provided, however, that in the event that the Common Stock is not listed or quoted as set forth in (i) or (ii) hereof, then Trading Day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

(d)           Upon conversion of any portion of this Note and delivery of the Conversion Securities in accordance with the terms hereof, the portion of the principal balance of this Note so converted and all accrued interest due thereon as of the date of conversion will be deemed paid in full, and upon conversion of all outstanding principal and interest the Note will be deemed cancelled and of no force or effect.

(e)           Not later than three (3) Trading Days after any Conversion Date, Maker or its designated transfer agent, as applicable, shall, if requested by Payee, issue and deliver to the Depository Trust Company (“DTC”) account on Payee’s behalf via the Deposit Withdrawal Agent Commission System (“DWAC”) as specified in the conversion notice, registered in the name of Payee or its designee, the number of Conversion Securities to which Payee shall be entitled.  Otherwise, not later than three (3) Trading Days after any Conversion Date, Maker shall deliver to Payee by express courier a certificate or certificates representing the number of Conversion Securities being acquired upon the conversion (the “Delivery Date”), which shall be free of restrictive legends unless the Conversion Securities have not been registered for resale and are not eligible for resale pursuant to Rule 144 without regard to volume limitations, manner-of-sale restrictions or current public information requirements.  If in the case of any Conversion Notice the Conversion Securities are not delivered to or as directed by Payee by the Delivery Date, Payee shall be entitled by written notice to Maker at any time on or before its receipt of such Conversion Securities thereafter, to rescind such conversion, whereupon Maker and Payee shall each be restored to their respective positions immediately prior to the Conversion Date, except that any amounts described in Section 4(f) shall be payable through the date notice of rescission is given to Maker and any amounts described in Section 4 (g) shall nevertheless be payable.

(f)            Maker understands that a delay in the delivery of the Conversion Securities upon conversion of this Note beyond the Delivery Date could result in economic loss to Payee.  If Maker fails to deliver to Payee such Conversion Securities via DWAC (or, if applicable, certificates) by the Delivery Date, Maker shall pay to Payee, in cash, an amount per Trading Day for each Trading Day until such Conversion Securities are delivered via DWAC or certificates are delivered, together with interest on such amount at a rate of 10% per annum, accruing until such amount and any accrued interest thereon is paid in full, equal to (A) 1% of the aggregate principal amount of the Note requested to be converted for the first five (5) Trading Days after the Delivery Date and (ii) 2% of the aggregate principal amount of the Note requested to be converted for each Trading Day thereafter (payable as liquidated damages and not as a penalty).  Nothing herein shall limit Payee’s right to pursue actual damages for Maker’s failure to deliver certificates representing Conversion Securities upon conversion within the period specified herein and Payee shall have the right to pursue all remedies available to it at law or in equity (including, without limitation, a decree of specific performance and/or injunctive relief).

(g)           In addition to any other rights available to Payee, if Maker fails to cause its transfer agent to transmit via DWAC or, if applicable, transmit to Payee a certificate or certificates representing the shares of Common Stock issuable upon conversion of this Note on or before the Delivery Date, and if after such date Payee is required by its broker to purchase (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by Payee of Conversion Securities issuable upon conversion of this Note which Payee anticipated receiving upon such exercise (a “Buy-In”), then Maker shall (1) pay in cash to Payee the amount by which (x) Payee’s total purchase price (including brokerage commissions, if any) for the Conversion Securities so purchased exceeds (y) the amount obtained by multiplying (A) the number of Conversion Securities issuable upon conversion of this Note that Maker was required to deliver to Payee in connection with the conversion at issue times (B) the price(s) at which the sell order(s) giving rise to such purchase obligation were executed, and (2) at the option of Payee, either reinstate the portion of the Note for which such conversion was not honored or deliver to Payee the number of Conversion Securities that would have been issued had Maker timely complied with its conversion and delivery obligations hereunder.  For example, if Payee purchases Conversion Securities having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion into Conversion Securities with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (1) of the immediately preceding sentence the Issuer shall be required to pay Payee $1,000.  Payee shall provide Maker written notice indicating the amounts payable to Payee in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by Maker.  Nothing herein shall limit Payee’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to Maker’s failure to timely deliver certificates representing Conversion Securities upon conversion of this Note as required pursuant to the terms hereof.

(h)           Notwithstanding anything to the contrary set forth in this Note, at no time may Payee convert all or a portion of this Note if the number of Conversion Securities to be issued pursuant to such conversion would exceed, when aggregated with all other Conversion Securities owned by Payee at such time, the number of Conversion Securities which would result in Payee beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) more than 4.9% of all of the Common Stock outstanding at such time; provided, however, that upon Payee providing Maker with sixty-one (61) days’ notice that Payee would like to waive this Section 4(h) with regard to any or all Conversion Securities issuable upon conversion of this Note, this Section 4(h) will be of no force or effect with regard to all or a portion of the Note referenced in such notice.

(i)            Notwithstanding anything to the contrary set forth in this Note, at no time may Payee convert all or a portion of this Note if the number of Conversion Securities to be issued pursuant to such conversion, when aggregated with all other Conversion Securities owned by Payee at such time, would result in Payee beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) in excess of 9.9% of all of the Common Stock outstanding at such time; provided, however, that upon Payee providing Maker with sixty-one (61) days’ notice that Payee would like to waive Section 4(i) of this Note with regard to any or all Conversion Securities issuable upon conversion of this Note, this Section 4(i) shall be of no force or effect with regard to all or a portion of the Note referenced in such notice.

5.             Additional Matters Relating to Conversion; Inability to Convert. (a) Until the Note has been paid in full or converted in full, the Conversion Price shall be subject to adjustment from time to time as follows (but shall not be increased, other than pursuant to Section 5(a)(i) hereof):

(i) If Maker shall effect a stock split of the outstanding Common Stock, the applicable Conversion Price in effect immediately prior to the stock split shall be proportionately decreased. If Maker shall combine the outstanding shares of Common Stock, the applicable Conversion Price in effect immediately prior to the combination shall be proportionately increased.

(ii) If the Maker shall at any time make or issue or set a record date for the determination of holders of securities entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the applicable Conversion Price in effect immediately prior to such event shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying, the applicable Conversion Price then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

(iii) If the Maker shall at any time make or issue or set a record date for the determination of holders of securities entitled to receive a dividend or other distribution or securities or other property other than as described in paragraph (ii) above or in paragraph (vii) below, then, and in each event, an appropriate revision to the applicable Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that Payee shall receive upon conversion hereof, in addition to the number of Shares receivable thereon, the securities (of Maker or any other applicable issuer) and other property which they would have received had this Note been converted on the date of such event and had they thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities and other property (together with any distributions payable thereon during such period), giving application to all adjustments called for during such period under this Section 5(a) with respect to the rights of Payee.

(iv) If the Shares issuable upon conversion of this Note shall be changed to the same or different number of shares of any class or classes of stock or other securities, whether by reclassification, exchange, substitution or otherwise (other than as provided in paragraphs (i) through (iii) above or (v) below), then an appropriate revision to the Conversion Price shall be made and provisions shall be made (by adjustments of the Conversion Price or otherwise) so that Payee shall have the right thereafter to convert this Note into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution or other change, by holders of the number of Shares into which such Note might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

(v) If at any time or form time to time there shall be a capital reorganization of Maker (other than as described in paragraphs (i) through (iv) above) or there shall be a Liquidity Event (as defined below), then without limitation of Maker’s obligations under Section 6(a), as a part of such capital reorganization or Liquidity Event, provision shall be made (by adjustments of the Conversion Price or otherwise) so that Payee shall have the right thereafter to convert this Note into the kind and amount of shares of stock and other securities or property of Maker or any successor corporation that would have been receivable in respect of the aggregate Shares into which such Note might have been converted immediately prior to such capital reorganization or Liquidity Event, all subject to further adjustment as provided herein.

(vi) In the event Maker, shall, at any time, from time to time, issue or sell any additional shares of Common Stock (other than as provided in paragraphs (i) through (v) above, but including in any Qualified Financing) (“Additional Shares of Common Stock”), at a price per share less than the Conversion Price then in effect or without consideration, then the Conversion Price upon each such issuance shall be reduced to a price equal to the consideration per share paid for such Additional Shares of Common Stock.  No adjustment of the Conversion Price shall be made under this Section 5(a)(vi) upon the issuance of any Additional Shares of Common Stock which are issued pursuant to the exercise or conversion of any Common Stock Equivalents if any such adjustment shall previously have been made upon the issuance of such Common Stock Equivalents or upon the issuance of any warrant or other rights therefor pursuant to Section 4(a)(vii).

(vii) If (A) Maker shall issue or sell (including in any Qualified Financing) any securities convertible into or exchangeable for, directly or indirectly, Common Stock (“Convertible Securities”) or (B) any rights or warrants or options to purchase any such Common Stock or Convertible Securities (collectively, the “Common Stock Equivalents”) shall be issued or sold, and the price per share for which Additional Shares of Common Stock may be issuable pursuant to any such Common Stock Equivalent shall be less than the applicable Conversion Price then in effect, or if, after any such issuance of Common Stock Equivalents, the price per share for which Additional Shares of Common Stock may be issuable thereafter is amended or adjusted, and such price as so amended shall be less than the applicable Conversion Price in effect at the time of such amendment or adjustment, then the applicable Conversion Price upon each such issuance or amendment shall be reduced to a price equal to the lowest price per share for which Additional Shares of Common Stock may be issuable pursuant to such Common Stock Equivalent.

(viii)  If, at any time after any adjustment of the Conversion Price then in effect shall have been made pursuant to Section 4(a)(vii) as the result of any issuance of warrants, other rights or Common Stock Equivalents, and such warrants or other rights, or the right of conversion or exchange in such other Common Stock Equivalents, shall expire, and all or a portion of such warrants or other rights, or the right of conversion or exchange with respect to all or a portion of such other Common Stock Equivalents, as the case may be shall not have been exercised, such previous adjustment shall be rescinded and annulled and the Additional Shares of Common Stock which were deemed to have been issued by virtue of the computation made in connection with the adjustment so rescinded and annulled shall no longer be deemed to have been issued by virtue of such computation. Upon the occurrence of an event set forth in this Section 4(a)(viii), there shall be a recomputation made of the effect of such Common Stock Equivalents on the basis of treating the number of Additional Shares of Common Stock or other property, if any, theretofore actually issued or issuable pursuant to the previous exercise of any such warrants or other rights or any such right of conversion or exchange, as having been issued on the date or dates of any such exercise and for the consideration actually received and receivable therefor.

(ix)   If Maker shall, directly or indirectly through a Subsidiary or otherwise, purchase, redeem or otherwise acquire any shares of Common Stock at a price per share greater than the Per Share Market Value, then the Conversion Price upon each such purchase, redemption or acquisition shall be adjusted to that price determined by multiplying such Conversion Price by a fraction (i) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such purchase, redemption or acquisition minus the number of shares of Common Stock which the aggregate consideration for the total number of such shares of Common Stock so purchased, redeemed or acquired would purchase at the Per Share Market Value; and (ii) the denominator of which shall be the number of shares of Common Stock outstanding immediately after such purchase, redemption or acquisition. For the purposes of this subsection 4(a)(ix), a purchase, redemption or acquisition of a Common Stock Equivalent shall be deemed to be a purchase of the underlying Common Stock, and the computation herein required shall be made on the basis of the full exercise, conversion or exchange of such Common Stock Equivalent on the date as of which such computation is required hereby to be made, whether or not such Common Stock Equivalent is actually exercisable, convertible or exchangeable on such date.  For purposes of this Agreement, “Per Share Market Value” means on any particular date (a) the last trading price on any national securities exchange on which the Common Stock is listed, or, if there is no such price, the closing bid price for a share of Common Stock in the over-the-counter market, as reported by the OTC Bulletin Board or in the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (b) if the Common Stock is not then traded on any national securities exchange or reported by the OTC Bulletin Board or the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the “Pink Sheet” quotes for the Common Stock on such date, or (c) if the Per Share Market Value cannot be determined as aforesaid, the fair market value of a share of Common Stock on such date as determined by the Board of Directors of Maker and the Lead Investor in good faith, without discount for lack of liquidity or minority interest.

(x)  In case any Shares or any Common Stock Equivalents shall be issued or sold in connection with any merger or consolidation in which Maker is the surviving corporation (other than any consolidation or merger in which the previously outstanding Shares shall be changed to or exchanged for the stock or other securities of another corporation), the amount of consideration therefor shall be, deemed to be the fair value, as determined reasonably and in good faith by the Board of Directors of Maker, of such portion of the assets and business of the nonsurviving corporation as such Board may determine to be attributable to such Shares or Common Stock Equivalents.

(xi)  Anything herein to the contrary notwithstanding, Maker shall not be required to make any adjustment to the Conversion Price in connection with a Permitted Financing.

(xii)  To the extent that any Additional Shares of Common Stock or any Common Stock Equivalents (or any warrants or other rights therefor) shall be issued for cash consideration, the consideration received by Maker therefor shall be the amount of the cash received by Maker therefor, or, if such Additional Shares of Common Stock or Common Stock Equivalents are offered by Maker for subscription, the subscription price, or, if such Additional Shares of Common Stock or Common Stock Equivalents are sold to underwriters or dealers for public offering without a subscription offering, the initial public offering price (in any such case subtracting any amounts paid or receivable for accrued interest or accrued dividends and without taking into account any compensation, discounts or expenses paid or incurred by Maker for and in the underwriting of, or otherwise in connection with, the issuance thereof). To the extent that such issuance shall be for a consideration other than cash, then, except as herein otherwise expressly provided, the amount of such consideration shall be deemed to be the fair value of such consideration at the time of such issuance as mutually determined in good faith by the Board of Directors of Maker and the Lead Investor. The consideration for each Additional Share of Common Stock issuable pursuant to any warrants or other rights to subscribe for or purchase the same shall be the consideration received by Maker for issuing all such warrants or other rights divided by the number of shares of Common Stock issuable upon the exercise of such warrants or rights; plus the additional consideration payable to Maker upon exercise of such warrant or other right for one share of Common Stock. The consideration for any Additional Shares of Common Stock issuable pursuant to the terms of any Common Stock Equivalents shall be the consideration received by Maker for issuing such Common Stock Equivalent, divided by the number of shares of Common Stock issuable upon the conversion or other exercise of such Common Stock Equivalent, plus the additional consideration, if any, payable to Maker upon the exercise of the right of conversion or exchange in such Common Stock Equivalent for one share of Common Stock. In case of the issuance at any time of any Additional Shares of Common Stock or Common Stock Equivalents in payment or satisfaction of any dividends upon any class of stock other than Common Stock, Maker shall be deemed to have received for such Additional Shares of Common Stock or Common Stock Equivalents a consideration equal to the amount of such dividend so paid or satisfied.

(xiii)  If Maker shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or distribution or subscription or purchase rights and shall, thereafter and before the distribution to stockholders thereof, legally abandon its plan to pay or deliver such dividend, distribution, subscription or purchase rights, then thereafter no adjustment shall be required by reason of the taking of such record and any such adjustment previously made in respect thereof shall be rescinded and annulled.

(b)  Maker shall not, by amendment of its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by Maker, but will at all times in good faith, assist in the carrying out of all the provisions of this Note, including the conversion provisions hereof.  If any event shall occur which is dilutive to the holder of this Note but which is not accounted for in the preceding provisions of this Section 5, the principles of this Section 5 shall be applied to that event in as nearly an equivalent manner as may be practicable in order to confer upon Payee the protections intended to be provided hereby.

(c) Upon occurrence of each adjustment or readjustment of the Conversion Price or number of Shares issuable upon conversion of this Note, Maker at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to Payee a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based. Notwithstanding the foregoing, Maker shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent (1%) of such adjusted amount (but such increase or decrease shall nevertheless be efffective).

(d) Maker shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of Shares on conversion of this Note pursuant thereto; provided, however, that Maker shall not be obligated to pay any transfer taxes resulting from any transfer requested by Payee in connection with any such conversion.

(e) Maker shall at all times when this Note shall be outstanding, reserve and keep available out of its authorized but unissued Common Stock the total number of Shares for which this Note and all interest accrued thereon are at any time convertible (without regard to limitations on exercisability set forth in Sections 4(h) and 4(i)).

(f)  If, upon Maker’s receipt of a conversion notice, Maker cannot issue Conversion Shares registered for resale under the Registration Statement for any reason in full satisfaction of such conversion, including, without limitation, because Maker (w) does not have a sufficient number of Shares authorized and available, (x) is otherwise prohibited by applicable law or by the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over Maker or any of its securities from issuing all of the Shares which are to be issued to Payee pursuant to a conversion notice or (y) fails to have a sufficient number of Shares registered for resale under the Registration Statement, then Maker shall issue as many registered Shares as it is able to issue in accordance with Payee’s conversion notice and, with respect to the unconverted portion of this Note, Payee, solely at Payee’s option, can elect to:

(i) require Maker to prepay that portion of this Note for which Maker is unable to issue registered Shares in accordance with Payee’s conversion notice at a price per share equal to the Triggering Event Prepayment Price (as defined below) as of the requested conversion date;

(ii) if Maker’s inability to fully convert is pursuant to clause (y) above, require Maker to issue restricted Shares;

(iii) rescind its conversion notice and retain the Note; and

(iv) exercise Buy-In rights in accordance with the terms of Section 4(g) of this Note.

6.             Additional Prepayment Provisions.  (a)  Notwithstanding anything contained herein to the contrary, this Note is subject to prepayment in whole at any time at the sole and absolute option of Maker, upon five Trading Days’ prior written notice to Payee provided that the Equity Conditions are satisfied at the time the prepayment notice is given to Payee and continue to be satisfied during such five Trading Day Period.  The conversion rights of Payee shall continue to be exercisable during such five Trading Day Period and thereafter until payment is made.  In the event of prepayment pursuant to this Section 6(a), Maker shall pay to Payee 110% of the outstanding principal balance of the Note, plus any accrued interest due thereon as of the date of such prepayment.  Any prepayment by Maker pursuant to this Section 6(a) must be made in connection with the prepayment in whole of all Notes issued by Maker.  As used herein, “Equity Conditions” means during the period in question that (i) Maker shall have duly honored all conversions as to which a Conversion Notice was given by Payee, (ii) (A) there is an effective Registration Statement pursuant to which Payee is permitted to utilize the prospectus thereunder to resell all of the Conversion Securities or (B) all of the Registrable Securities may be resold pursuant to Rule 144 without volume limitations, manner-of-sale restrictions or current public information requirements as determined by the counsel to Maker pursuant to a written opinion letter to such effect, addressed and acceptable to the Transfer Agent and Payee, (iii) the Common Stock is listed on at least one of the OTC Bulletin Board, the American Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Select Market, the Nasdaq Capital Market or The New York Stock Exchange, Inc. and all of the Registrable Securities are listed or quoted for trading on such market (and Maker believes, in good faith, that trading of the Common Stock on at least one such market will continue uninterrupted for the foreseeable future), (iv) there is a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock for the issuance of all of the Registrable Securities, (v) the issuance of the shares in question to Payee would not violate the limitations set forth in Section 4(h) and 4(i) herein and (vi) Payee is not in possession of any information provided by Maker that constitutes, or may constitute, material non-public information.  Prepayment under any provision of this Note shall not impair Payee’s right to liquidated damages or other amounts due in excess of the prepayment amount and all such amounts must be paid as part of the prepayment.

(b)  After a Triggering Event (as defined below), Payee shall have the right, at Payee’s option, to require Maker to prepay (a “Triggering Event Repayment”) all or a portion of this Note in cash at a price equal to the sum of (i) the greater of (A) one hundred and twenty five percent (125%) of the aggregate principal amount of this Note plus all accrued and unpaid interest and (B) the aggregate principal amount of this Note plus all accrued but unpaid interest hereon, divided by the Conversion Price on (x) the date Triggering Event Prepayment is demanded or otherwise due or (y) the date the Triggering Event Prepayment is made in full, whichever is less, multiplied by the VWAP on (x) the date Triggering Event Prepayment is demanded or otherwise due or (y) the date the Triggering Event Prepayment is made in full, whichever is greater, and (ii) all other amounts, costs, expenses and liquidated damages due in respect of this Note and the other Transaction Documents (the “Triggering Event Prepayment Price”).  Maker acknowledges that to the extent the Triggering Event Prepayment Price exceeds the then outstanding principal of and accrued and unpaid interest under this Note, such excess shall be paid as liquidated damages, and not as a penalty, in recognition of the uncertainty inherent in calculating the damages suffered by Payee upon the occurrence of a Triggering Event.  For purposes of this Note, “VWAP” means, for any date, (i) the daily volume weighted average price of the Common Stock for such date on a national securities exchange or the OTC Bulletin Board as reported by Bloomberg Financial

L.P. (based on a Trading Day from 9:30 a.m. Eastern Time to 4:02 p.m. Eastern Time); (ii) if the Common Stock is not then listed or quoted on a national securities exchange or the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by the Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (iii) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Lead Investor and reasonably acceptable to Maker.  A “Triggering Event” shall be deemed to have occurred at the time of any of the following events:

(i) the failure of the Common Stock to be listed on at least one of the OTC Bulletin Board, the American Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Select Market, the Nasdaq Capital Market or The New York Stock Exchange, Inc.;

(ii) Maker fails to or is unable to (including by reason of Maker having insufficient authorized capital), or notifies Payee, including by way of public announcement, at any time, that it does not intend to, comply with proper requests for conversion of Notes or the exercise of warrants acquired by the Investors under the Purchase Agreement;

(iii) the Maker’s failure to comply with a Conversion Notice tendered in accordance with the provisions of this Note within three (3) Trading Days after the Conversion Notice is given;

(iv) (A) Maker fails to be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise to comply with any of the conditions set forth in Rule 144(i) under the Securities Act, (B) on or after October 1, 2010, the Common Stock is not registered under Section 12(g) of the Exchange Act or (C) on or after October 1, 2010, there is not available with respect to the Common Stock in each State of the United States an exemption from all blue sky and other trading limitations for secondary transactions;

(v) the Maker shall fail to file the Registration Statement on or before May 31, 2010 or the Registration Statement fails to become effective for any reason on or before July 30, 2010, if the Registration Statement receives full review by the Securities and Exchange Commission, on or before September 15, 2010, or Maker shall fail to respond to comments from the Securities and Exchange Commission within 30 days of the receipt of the same;

(vi)   so long as any Notes are outstanding, the effectiveness of the Registration Statement, after it becomes effective, (a) lapses for any reason (including, without limitation, the issuance of a stop order) or (b) after the Registration Statement becomes effective, it is unavailable to the Holder for sale of the shares of Common Stock, and such lapse or unavailability continues for a period of five (5) consecutive Trading Days or for more than an aggregate of ten (10) Trading Days in any 365-day period;

(vii) any event described in clause (w), (x) or (y) of Section 5(f).

(c)  If Maker shall fail to make any prepayment required to be made pursuant to Section 4(a), Section 5(f), Section 6(b) or Section 7 within five (5) business days following Maker’s receipt of Payee’s notice requesting prepayment, or if Maker fails to prepay the Note within five (5) business days following Payee’s receipt of Maker’s notice electing prepayment pursuant to Section 6(a), in addition to any remedy Payee may have under this Note and the Purchase Agreement, such unpaid amount shall bear interest at the rate of two percent (2%) per month (prorated for partial months) until paid in full.  Until the prepayment is made in full to Payee, Payee shall not be prevented from converting the Note into Conversion Securities by virtue of any prepayment demand or election (whether Payee or Maker is in possession of the Note).

7.             Liquidity Event.  If a Liquidity Event (as defined herein) occurs while this Note is outstanding, Maker will pay to Payee 110% of the outstanding principal balance of the Note, plus any accrued interest due thereon as of the date of the closing of such Liquidity Event.  For purposes herein, a “Liquidity Event” shall mean any of the following:  (a) a merger of Maker with or into any other Person (as defined herein), if, and only if, after such merger holders of a majority of the Maker’s voting securities immediately prior to the merger do not hold a majority of the voting securities of the successor entity; (b) a sale or conveyance of all or substantially all of Maker’s assets or common stock to any other Person; or (c) the closing of a purchase, tender or exchange offer made to the holders of more than fifty percent (50%) of the outstanding shares of Common Stock in which more than fifty percent (50%) of the outstanding shares of Common Stock were tendered and accepted.  For purposes herein, “Person” is defined as an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture, or governmental body.

8.             Events of Default.  Any of the following shall constitute an “Event of Default” under this Note, and shall give rise to the remedies provided in Section 9 herein.

(a)           Maker defaults in the payment of principal of or interest on this Note when due, including upon any prepayment provided for herein.

(b)           The failure of any applicable Registration Statement (as defined in the Registration Rights Agreement) to be filed with the Commission on or prior to the date that is ten (10)

days after the applicable Filing Deadline (as defined in the Registration Rights Agreement) or the failure of the applicable Registration Statement to be declared effective by the Commission on or prior to the date that is ten (10) days after the applicable Effectiveness Date (as defined in the Registration Rights Agreement).

(c)           While the applicable Registration Statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the applicable Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or such Registration Statement (or the prospectus contained therein) is unavailable to any holder of Registrable Securities (as defined in the Registration Rights Agreement) for sale of all of such holder’s Registrable Securities in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of five (5) consecutive Trading Days or for more than an aggregate of ten (10) Trading Days in any 365-day period.

(d)           The failure of the Common Stock to be listed on at least one of the OTC Bulletin Board, the American Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Select Market, the Nasdaq Capital Market or The New York Stock Exchange, Inc. for a period of five (5) consecutive Trading Days or for more than an aggregate of ten (10) Trading Days in any 365-day period.

(e)           Maker fails to or is unable to (including by reason of Maker having insufficient authorized capital), or notifies Payee, including by way of public announcement, at any time, that it does not intend to, comply with proper requests for conversion of Notes or the exercise of warrants acquired by the Investors under the Purchase Agreement.

(f)            Maker fails to instruct its transfer agent to remove any legends from Conversion Securities eligible to be sold under Rule 144 of the Securities Act and issue such unlegended certificates to Payee (or Payee’s transferee, if such request is made in connection with a transfer of Conversion Securities), or to cause to be provided to such transfer agent any opinion of counsel and/or certification of Maker required in order for such transfer agent to comply with such instructions, within three (3) Trading Days of Payee’s request so long as Payee has provided a customary representation letter to Maker that provides a reasonable basis to conclude, to the extent such conclusion is dependent upon matters to be confirmed by the Investor, that such shares of Common Stock can be sold pursuant to Rule 144.

(g)           Any provision of any Transaction Document shall at any time for any reason (other than pursuant to the express terms thereof) in any material respect cease to be valid and binding on or enforceable against the parties thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by Maker or any subsidiary of Maker or any governmental authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or Maker or any subsidiary of Maker shall deny in writing that it has any liability or obligation purported to be created under any Transaction Document.

(h)           The Security Documents shall for any reason fail or cease to create (i) a valid and perfected first priority security interest in the Collateral (as defined in the Security Agreement) in favor of the Collateral Agent on behalf of the First Lien Noteholders or (ii) a valid and perfected second priority security interest in the Collateral in favor of the Collateral Agent on behalf of the Second Lien Noteholders.

(i)            Maker or any of its subsidiaries shall be a party to or otherwise participate in or recommend a transaction that, if consummated, would constitute a Liquidity Event in which holders of Shares are to receive or may elect to receive consideration other than cash or securities of a publicly traded corporation whose common stock is quoted or listed for trading on at least one of the OTC Bulletin Board, the American Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Select Market, the Nasdaq Capital Market or The New York Stock Exchange, Inc. or in which the Successor Entity has not agreed to assume in writing all obligations of Maker hereunder; or, other than pursuant to a permitted Liquidity Event, Maker or any of its subsidiaries shall directly or indirectly transfer sell, lease  or otherwise dispose of any of its assets or rights other than sales of inventory in the ordinary course of business.  For purposes herein, “Successor Entity” means the Person (or, if so elected by Payee, the parent entity) formed by, resulting from or surviving any Liquidity Event or the Person (or, if so elected by Payee, the parent entity) with which such Liquidity Event shall have been or is anticipated to be entered into.

(j)            Maker defaults in the compliance with any other term contained in this Note or any other Transaction Document (which default is not described in paragraphs (a) through (i) above) and such default is not remedied or waived within 10 business days after receipt by Maker of notice from Payee of such default.

(k)           Maker or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) shall be subject to a Bankruptcy Event.  For purposes hereof, “Bankruptcy Event” means any of the following events: (a) Maker or any Significant Subsidiary thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to Maker or any Significant Subsidiary thereof, (b) there is commenced against Maker or any Significant Subsidiary thereof any such case or proceeding that is not dismissed within 60 days after commencement, (c) Maker or any Significant Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered, (d) Maker or any Significant Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 calendar days after such appointment, (e) Maker or any Significant Subsidiary thereof makes a general assignment for the benefit of creditors, (f) Maker or any Significant Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts, or (g) Maker or any Significant Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

(l)            A final judgment or judgments for the payment of money aggregating in excess of $150,000 are rendered against Maker and/or any subsidiary of Maker and which judgments are not, within thirty (30) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within thirty (30) days after the expiration of such stay; provided, however, any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $150,000 amount set forth above so long as Maker provides the Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment is covered by insurance or an indemnity and Maker or such subsidiary of Maker (as the case may be) will receive the proceeds of such insurance or indemnity within thirty (30) days of the issuance of such judgment.

(m)          The Company and/or any subsidiary of Maker, individually or in the aggregate, either (i) fails to pay, when due, or within any applicable grace period, any payment with respect to any Indebtedness in excess of $150,000 due to any third party (other than, with respect to unsecured Indebtedness only, payments contested by Maker and/or such subsidiary of Maker (as the case may be) in good faith by proper proceedings and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP) or is otherwise in breach or violation of any agreement for monies owed or owing in an amount in excess of $150,000, which breach or violation permits the other party thereto to declare a default or otherwise accelerate amounts due thereunder, or (ii) suffer to exist any other circumstance or event that would, with or without the passage of time or the giving of notice, result in a default or event of default under any agreement binding Maker or any subsidiary of Maker, which default or event of default would or is likely to have a material adverse effect on the business, assets, operations (including results thereof), liabilities, properties, condition (including financial condition) or prospects of Maker or any of its Subsidiaries, individually or in the aggregate.

9.             Remedies on Event of Default; Power to Confess Judgment.  (a)  If any Event of Default will occur, Payee shall, in addition to any and all other available rights and remedies, have the right, at Payee’s option, to: (a) declare the entire unpaid outstanding principal balance of this Note, together with all interest accrued thereon, and all other sums due by Maker hereunder (including without limitation any applicable prepayment premium or liquidated damages if such Event of Default is an event otherwise giving rise to payment of such prepayment premium or liquidated damages), to be immediately due and payable without presentment, demand, protest, or notice, all of which are hereby expressly unconditionally and irrevocably waived by Maker, provided that upon the occurrence of an Event of Default described in Section 8(k), the entire unpaid outstanding principal balance of this Note, together with all interest accrued thereon, and all other sums due by Maker hereunder, shall be immediately due and payable without any declaration or other act by Payee; and (b) pursue any and all available remedies for the collection of such principal and interest and all other sums due by Maker hereunder and to enforce its rights as described herein and in the Security Documents; and in such case Payee may also recover all costs of suit and other expenses in connection therewith, including reasonable attorney’s fees for collection and the right to equitable relief to enforce Payee’s rights as set forth herein without the requirement to post any bond or other financial surety.  The remedies provided in this Note may be exercised by Payee without notice to Maker (to the extent permitted by law and except as notice is herein expressly required), and will be in addition to and not in substitution for the rights and remedies which would otherwise be vested in Payee for the recovery of damages or otherwise in the event of a breach of any of the undertakings of Maker hereunder.  No failure by Payee to exercise and no delay in exercising any right, power or privilege under this Note will operate as a waiver thereof, nor will any single or partial exercise of any right, power or privilege hereunder preclude any other, further or additional exercise thereof.  Notwithstanding the foregoing, the exercise of remedies by Payee shall in all respects be subject to Sections 7.16 through 7.18 of the Purchase Agreement.

(b) Maker hereby empowers any attorney of any court of record, after the occurrence of any Event of Default hereunder, to appear for Maker and, with or without complaint filed, confess judgment, or a series of judgments, against the Maker in favor of Payee or any holder hereof for the entire principal balance of this Note, all accrued interest and all other amounts due hereunder, together with costs of suit and an attorney’s commission equal to twenty (20%) of such principal and interest added as a reasonable attorneys’ fee (provided, however, that Payee shall only seek to recover those reasonable attorneys’ fees incurred by it from time to time), and for doing so, this Note or a copy verified by affidavit shall be a sufficient warrant.  Maker hereby forever waives and releases all errors in said proceedings and all rights of appeal and all relief from any and all appraisement, stay or exemption laws of any state now in force or hereafter enacted.  Interest on any such judgment shall accrue at the Default Rate

No single exercise of the foregoing power to confess judgment, or a series of judgments, shall be deemed to exhaust the power, whether or not any such exercise shall be held by any court to be invalid, voidable, or void, but the power shall continue undiminished and it may be exercised from time to time as often as Payee shall elect until such time as Payee shall have received payment in full of the debt, interest and costs.  Notwithstanding the attorney’s commission provided for in the preceding paragraph (which is included in the warrant for purposes of establishing a sum certain), the amount of attorneys’ fees that Payee may recover from Maker shall not exceed the actual attorneys’ fees incurred by Payee.

10.           Governing Law; Venue; Waiver of Jury Trial.   This Note shall be governed by and construed in accordance with the laws of the State of Delaware applied to contracts to be performed wholly within the State of Delaware, without regard to conflicts of laws principles.  Any judicial proceeding brought against Maker with respect to this Note or any related agreement may be brought in any court located in the State of Delaware, United States of America, and, by execution and delivery of this Note, Maker accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Note.  Maker hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to Maker at its address set forth in the Note Purchase Agreement and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America.  Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Payee to bring proceedings against Maker in the courts of any other jurisdiction.  Maker waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens.  Any judicial proceeding by Maker against Payee involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Note or any related agreement, shall be brought only in a federal or state court located in the State of Delaware.

MAKER HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS NOTE OR ANY OTHER INSTRUMENT, DOCUMENT OR NOTE EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE

DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS NOTE OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS NOTE MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

11.           Amendment.  Neither any provision of this Note nor any performance hereunder may be amended or waived orally, but only by an agreement in writing and signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

12.           Security Interest.  This Note is secured by the Security Documents.

13.           Binding Effect.  The rights and obligations of Maker under this Note will be binding upon its successors, assigns, heirs, administrators and transferees.

14.           Notices.  All notices and other communications required or permitted hereunder will be provided and become effective as set forth in Section 7.4 of the Purchase Agreement.

EXECUTED as of the date first set forth above.

MAKER:

TECHNISCAN, INC., a Delaware corporation

By:

David C. Robinson, CEO

Exhibit A

Form of Lost Note Affidavit

STATE OF

COUNTY OF

                  (herein called “Affiant”), being duly sworn on oath, deposes and says:

1.  That the Affiant is the lawful owner of, and is entitled to possession of a Senior Secured Convertible Promissory Note of TechniScan, Inc. (“Maker”) dated                     , 2010 in the original principal amount of $                  (the “Lost Original Instrument”).

2.  Affiant states that said Lost Original Instrument has been lost, mislaid, stolen or destroyed and cannot now be produced.

3.  Said Lost Original Instrument was not endorsed.  Neither said Lost Original Instrument nor the rights of Affiant in said Lost Original Instrument have, in whole or in part, been cashed, negotiated, sold, assigned, transferred, hypothecated, pledged, deposited under any agreement or otherwise disposed of, and to the knowledge of Affiant no claim of right, title or interest, adverse to Affiant in or to said Lost Original Instrument has been made or advanced by any person.

4.  In consideration for full payment of all amounts outstanding under or in respect of the Lost Original Instrument, Affiant and its successors and assigns, agrees to indemnify, protect and save harmless (as a continuing obligation under which successive recoveries may be had) Maker, its successors and assigns, from and against all loss, cost, damage or expense (including court costs and attorneys fees) to which they may be subject or liable in respect of the Lost Original Instrument described above.

IN WITNESS WHEREOF, I hereunto subscribe my name this             day of

By:

`	(Affiant)

NOTARY PUBLIC

My commission expires